Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Jane Petrino
(650) 266-1407	(212) 845-4274
doyle@renovis.com	jane.petrino@eurorscg.com

New England Journal of Medicine Publishes NXY-059 Study, the First International Study

of a Neuroprotectant to Show Reduced Disability Following Acute Ischemic Stroke

South San Francisco, California, February 8, 2006 — Renovis, Inc. (Nasdaq: RNVS) announced that data published today in the New England Journal of Medicine from the international phase III SAINT I trial (Stroke Acute Ischemic NXY-059 Treatment) conducted by its exclusive licensee, AstraZeneca AB, report the effect of NXY-059 (previously called Cerovive®) intended for the treatment of acute ischemic stroke. The data showed a statistically significant reduction with NXY-059 versus placebo on the primary outcome of stroke-related disability, as assessed on the Modified Rankin Scale (mRS) (p=0.038 at 90 days). Additional analysis of the data showed a reduction in the disability of patients at both ends of the scale, with 4.4% more patients treated with NXY-059 becoming free of symptoms (mRS 0 vs. mRS > 0; p=0.003) and 3.7% more patients able to walk without help and being less dependent on others for bodily needs (mRS <3 vs. mRS >3; p=0.02), compared to placebo.

SAINT I was a double-blind, placebo-controlled phase III study, in which patients were randomized to receive NXY-059 or placebo within six hours of acute ischemic stroke. The study involved 1,722 patients in 158 centers from 24 countries. The clinical benefit of treatment with NXY-059 was evident at the earliest timepoint assessed (7 days) and persisted through the end of the study (90 days). The treatment effects were not affected by the time to treatment, the severity of stroke, or use of thrombolysis.

NXY-059 did not significantly improve neurological function as measured in the prespecified analysis of SAINT I data on the NIH stroke scale (NIHSS). Mortality was unaffected by treatment with NXY-059 compared with placebo. The most common adverse events for NXY-059 in the study were fever (19.0% vs. 19.2% for NXY-059 and placebo, respectively), constipation (9.8% vs. 11.7%), headache (9.6% vs. 9.7%), urinary tract infection (8.9% vs. 6.8%), stroke in evolution (6.5% vs 8.1%), and hypokalemia (6.4% vs. 4.4%).

The incidence of symptomatic intracranial hemorrhage (ICH) in patients treated with NXY-059 and alteplase, a tissue plasminogen activator (rt-PA) was lower than in patients treated with placebo and rt-PA (2.5% vs. 6.4%; p=0.036; post-hoc analysis).

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

“Renovis congratulates the SAINT I Steering Committee for the publication announced today,” stated Corey Goodman, PhD, President and Chief Executive Officer of Renovis. “The SAINT I data show clear and clinically important reductions in disability among patients treated with NXY-059 versus placebo. If these data are supported by the SAINT II results, we believe that NXY-059 could become a broadly useful treatment for acute ischemic stroke patients.”

Dr. Tomas Odergren, Global Product Director for NXY-059 at AstraZeneca added, “The results of SAINT I suggest that disruption of the ischemic cascade through neuroprotection, the proposed mechanism of action for NXY-059, could have clinical application for a broad range of patients suffering an acute ischemic stroke. The second phase III study, SAINT II, which will involve 3,200 patients at approximately 350 centers around the world, is well underway.”

The SAINT trials for NXY-059 are being conducted worldwide in approximately 400 centers across 40 countries to evaluate the effect of the compound in acute ischemic stroke patients. These countries and regions include: Europe, Asia, Australia, New Zealand, South Africa, United States, Canada and Latin America. Based on enrollment trends to date, SAINT II is due to report top line data in the first half of 2007.

Additionally, as announced in October, the CHANT (Cerebral Hemorrhagic and NXY-059 Treatment) trial has completed enrollment and results are expected in the first quarter of 2006. CHANT is a double-blind, randomized, placebo-controlled, parallel-group, multi-center, Phase IIb study to assess the safety and tolerability of 72 hours intravenous infusion of NXY-059 in adult patients with acute intracerebral hemorrhage. The trial involves 130 centers in 21 countries.

NXY-059 was previously referred to as Cerovive. A new brand name will be communicated after AstraZeneca has reached agreement with all applicable regulatory agencies. Subsequent to the outcomes of both the SAINT II and CHANT trials, AstraZeneca plans to file regulatory submissions for NXY-059 in the US and Europe in the first half of 2007.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, NXY-059, is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. NXY-059, an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection and pain. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors, which could cause actual results or events to differ materially from the forward-looking statements that we make, are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2005. We do not assume any obligation to update any forward-looking statements.

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Two Corporate Drive South San Francisco, CA 94080 Tel: 650.266.1400 Fax: 650.266.1460 www.renovis.com